EXHIBIT 99.1

PRESS RELEASE

Tarrant Apparel Group Announces Second Quarter Results

LOS ANGELES — (BUSINESS WIRE) — Tarrant Apparel Group (NASDAQ:TAGS), a design and sourcing company for private label and private brand casual apparel, today announced financial results for the quarter and six months ended June 30, 2009.

The Company reported total net sales of $41.0 million in the second quarter of 2009, a 20.0% decrease compared to $51.3 million in the same period in 2008. Private Label sales in the second quarter of 2009 were $26.7 million, as compared to $35.2 million reported in the same period last year. The decrease in Private Label sales was a result of reduced demand by our customers due to the severe economic downturn and bankruptcies of retailers, such as Mervyn’s that were significant customers in 2008. The decrease was partially offset by an increase in sales to Wal-Mart of $7.4 million in the second quarter of 2009. Private Brand sales were $14.3 million in the second quarter of 2009, compared to $16.1 million in the second quarter of 2008 with the decrease resulting primarily from reduced sales to Macy’s Merchandising Group.

Gross profit decreased by $1.4 million, or 12.9%, to $9.6 million in the second quarter of 2009 from $11.0 million in the second quarter of 2008. The decrease in gross profit was primarily due to the decrease in total net sales. As a percentage of total net sales, gross profit increased from 21.4% in the second quarter of 2008 to 23.3% in the second quarter of 2009. The increase in gross margin in the second quarter of 2009 was due primarily to higher gross margins on back- to- school sales.

Selling, general and administrative expenses decreased by $1.8 million or 17.3% to $8.8 million for the second quarter of 2009 from $10.6 million in the 2008 second quarter. As a percentage of total net sales, Selling, general and administrative expenses increased to 21.3% versus 20.6% for the same period of the prior year. Staff costs were reduced by $566,000 in the second quarter of 2009 compared to the same period of 2008. Included in selling, general and administrative expenses in the second quarter of 2009 was an allowance for bad debts of $856,000 primarily related to factory receivables from two overseas vendors who ceased production. In the second quarter of 2008, allowance for bad debts amounted to $2.0 million, of which $1.5 million was related to Mervyn’s receivables. Also included in the second quarter of 2009 were expenses related to the going private transaction of $341,000 and litigation expenses of $201,000 compared to going private expenses of $360,000 and litigation expenses of $166,000 in the second quarter of 2008.

Royalty expense decreased by $179,000 or 37.4%, to $300,000 in the second quarter of 2009 from $479,000 in the 2008 second quarter. The decrease was caused by lowered royalty rates resulting from an amendment to our license agreement with American Rag Cie, LLC entered into in December 2008.

The Company also recorded a non-cash charge of $5.3 million in the second quarter of 2008 due to an impairment of the goodwill pertaining to the Chazzz division. The charge was taken as a result of the Mervyn’s LLC bankruptcy filing subsequent to the end of the second quarter of 2008 and the rapidly declining business of another retailer served by this division.

Income from operations in the second quarter of 2009 was $505,000 or 1.2% of total net sales, compared to loss from operations of $5.4 million or (10.5)% of total net sales, in the second quarter of 2008.

Net income was $219,000, or $0.01 per basic and diluted share for the 2009 second quarter, compared to net loss of $5.3 million, or $(0.16) per basic and diluted share for the 2008 second quarter.

For the six months ended June 30, 2009, the Company reported net sales of $78.4 million, a decline of 23.0% compared to $101.8 million in the comparable prior period of 2008. Gross profit decreased by $3.5 million or 16.5%, to $17.5 million in the first six months of 2009 from $21.0 million in the first six months of 2008. Income from operations for the first six months of 2009 was $658,000, or 0.9% of total net sales, compared to loss from operations of $5.4 million, or (5.4)% of total net sales, in the comparable prior period of 2008. Net income was $48,000, or $0.00 per share, compared to net loss of $5.5 million, or $(0.17) per share in the 2008 comparable period.

TARRANT APPAREL GROUP
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$89	$5,207
Restricted cash	105	105
Accounts receivable, net of $1.7 million and $0.6 million allowance for returns,
discounts and bad debts at June 30, 2009 and December 31, 2008, respectively	26,446	19,199
Due from related parties	18,951	21,581
Inventory	6,555	7,066
Temporary quota rights	—	36
Prepaid expenses	1,481	1,203
Deferred tax assets	156	146

Total current assets	53,783	54,543

Property and equipment, net of $6.3 million and $7.4 million accumulated depreciation
and amortization at June 30, 2009 and December 31, 2008, respectively	2,254	1,985
Due from related parties, net of $2.6 million reserve and $0.8 million adjustment to fair
value both at June 30, 2009 and December 31, 2008	125	139
Deferred financing cost, net of $0.4 million accumulated amortization at December 31,
2008	—	67
Other assets	2	2
Goodwill, net	3,283	3,283

Total assets	$59,447	$60,019

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term bank borrowings	$8,233	$10,630
Accounts payable	12,445	11,680
Accrued expenses	5,830	5,850
Income taxes, current portion	4,283	4,223
Debt facility and factoring arrangement	14,715	12,607

Total current liabilities	45,506	44,990

Income taxes, net of current portion	3,888	5,164
Total liabilities	49,394	50,154

Minority interest in PBG7	60	60

Commitments and contingencies

Shareholders' equity:
Preferred stock, 2,000,000 shares authorized; no shares issued and outstanding
at June 30, 2009 and December 31, 2008	—	—
Common stock, no par value, 100,000,000 shares authorized: 30,543,763 shares
issued and outstanding at June 30, 2009 and December 31, 2008	115,757	115,757
Warrants to purchase common stock	5,472	5,516
Contributed capital	13,095	12,919
Accumulated deficit	(122,696)	(122,744)
Notes receivable from officer and shareholder	(1,635)	(1,643)
Total shareholders' equity	9,993	9,805

Total liabilities and shareholders' equity	$59,447	$60,019

TARRANT APPAREL GROUP
CONSOLIDATED STATEMENTS OF OPERATION
(in thousands, except share data)

	Three Months Ended June 30, 2009 (Unaudited)	Three Months Ended June 30, 2008(Unaudited)	Six Months Ended June 30, 2009 (Unaudited)	Six Months Ended June 30, 2008 (Unaudited)

Net sales	$37,493	$47,424	$72,067	$93,745
Net sales to related party	3,544	3,874	6,303	8,051
Total net sales	41,037	51,298	78,370	101,796

Cost of sales	28,240	36,775	55,071	73,428
Cost of sales to related party	3,239	3,548	5,759	7,354
Total cost of sales	31,479	40,323	60,830	80,782

Gross profit	9,558	10,975	17,540	21,014
Selling and distribution expenses	2,419	2,771	4,613	6,200
General and administrative expenses	6,334	7,816	11,707	14,135
Royalty expense	300	479	562	813
Goodwill impairment charge	—	5,300	—	5,300

Income (loss) from operations	505	(5,391)	658	(5,434)
Interest expense	(221)	(245)	(387)	(475)
Interest income	32	153	65	193
Interest in income of equity method investee	—	130	—	107
Other income	91	326	123	507
Other expense	—	(2)	(50)	(66)
Income (loss) before provision for income taxes and minority interest	407	(5,029)	409	(5,168)
Provision for income taxes	188	245	361	359
Minority interest	—	0	—	0

Net income (loss)	$219	$(5,274)	$48	$(5,527)
Net income (loss) per share:
Basic	$0.01	$(0.16)	$0.00	$(0.17)

Diluted	$0.01	$(0.16)	$0.00	$(0.17)

Weighted average common and common equivalent shares:
Basic	30,543,763	32,043,763	30,543,763	32,043,763

Diluted	30,543,763	32,043,763	30,543,763	32,043,763

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